(a)(57)

VOYA PARTNERS, INC.

ARTICLES OF AMENDMENT

Effective: May 1, 2019

VOYA PARTNERS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended, and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:      The charter of the Corporation as currently in effect (the “Charter”) is hereby amended to change the name or other designation of certain series of stock of the Corporation (the “Fund”) as follows:

Current Name	New Name

VY Templeton Foreign Equity Portfolio — Initial Class	Voya International High Dividend Low Volatility Portfolio — Initial Class
VY Templeton Foreign Equity Portfolio — Adviser Class	Voya International High Dividend Low Volatility Portfolio — Adviser Class
VY Templeton Foreign Equity Portfolio — Class R6	Voya International High Dividend Low Volatility Portfolio — Class R6
VY Templeton Foreign Equity Portfolio — Service Class	Voya International High Dividend Low Volatility Portfolio — Service Class
VY Templeton Foreign Equity Portfolio — Service 2 Class	Voya International High Dividend Low Volatility Portfolio — Service 2 Class

SECOND:                                 The change in the name or other designation of the Fund set forth in Article FIRST does not change the preference, conversion or other rights, voting powers, restrictions, limitation as to dividends, qualification or terms or condition of redemption of the Fund.

THIRD:                                            The amendment to the Charter herein set forth was duly approved by a majority of the entire Board of Directors of the Corporation and is limited to changes expressly permitted by § 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FOURTH:                               The amendment to the Charter herein set forth does not increase the authorized stock of the Corporation.

FIFTH:                                              The foregoing amendment shall be effective on May 1, 2019.

The undersigned Senior Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Senior Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Senior Vice President and witnessed by its Secretary on this 2nd day of April, 2019.

WITNESS:		VOYA PARTNERS, INC.

/s/ Huey P. Falgout, Jr.		/s/ Todd Modic
Name:	Huey P. Falgout, Jr.	Name:	Todd Modic
Title:	Secretary	Title:	Senior Vice President

Return Address:

Voya Partners, Inc.

7337 E Doubletree Ranch Road

Suite 100

Scottsdale, AZ  85258